Exhibit 99.1

Contacts:	Stacey Peterson
Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. ADDRESSES DEFENSE CONTRACT

MANAGEMENT AGENCY NOTICE

SANTA ANA, CA — April 26, 2005 — TTM Technologies, Inc. (Nasdaq: TTMI) today responded to an Agency Action Notice issued by the Defense Contract Management Agency (DCMA) on April 22, 2005, regarding the thickness of copper plating on printed wiring boards manufactured by TTM Technologies and another company, which are components of the Air Force’s Combat/Survivor Evader Locator radio, a new generation of emergency radios.

At issue were printed wiring boards with a value of approximately $200,000, produced between April 2002 and July 2003. These printed wiring boards, supplied to Interstate Electronics Corporation, a division of L-3 Communications, passed rigorous testing conducted by TTM prior to shipment. The Agency Action Notice did not state, and TTM has not been advised of any performance failures related to the TTM product.

TTM followed existing protocols and performed extensive testing to determine the functionality and conformance of its product.  Subsequently, TTM determined that the copper plating thickness was slightly below specifications, but has no information that this has affected the functionality of the product.

“TTM is a leading supplier of highly complex, advanced technology printed circuit boards, with an exceptional record of product quality, and we stand behind every product we manufacture,” said Kent Alder, president and CEO of TTM Technologies.

“In this specific instance, because of the limitations of testing and inspection during the period in question, we produced a product that, while functional, did not comply with one particular specification,” added Alder.  “TTM has cooperated fully in providing information to the Government in this matter, and we do not believe we are the subject of an investigation.  We will continue to work with all parties to resolve this issue in a manner that preserves the integrity of this project.”

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronic manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.